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                                                                     EXHIBIT 5.1


                                 [Letterhead of]

                           CRAVATH, SWAINE & MOORE LLP
                                [New York Office]


                                                                 [_______], 2004


                                  Milacron Inc.
                        $225,000,000 principal amount of
                      11 1/2% Senior Secured Notes due 2011
                       Registration Statement on Form S-4
                         (Registration No. 333-116899)

Ladies and Gentlemen:

     We have acted as counsel for Milacron Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4, as amended (Registration No. 333-116899) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance and exchange of up to $225,000,000 principal amount of the Company's outstanding 11 1/2% Senior Secured Notes due 2011 (the "Original Notes") for a like principal amount of the Company's 11 1/2% Senior Secured Notes due 2011 (the "Exchange Notes" and, together with the Original Notes, the "Notes") to be registered under the Securities Act. The Exchange Notes are to be issued pursuant to the Indenture dated as of May 26, 2004 (the "Indenture"), between Milacron Escrow Corporation, a Delaware corporation that was merged with and into the Company, and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the Supplemental Indenture dated as of June 10, 2004 (the "Supplemental Indenture"), among the Company, the Company's subsidiaries listed on Schedule A thereto (the "Guarantors") and the Trustee, pursuant to which the Company assumed all of the obligations of Milacron Escrow Corporation under the Indenture and the Guarantors agreed to guarantee the Notes on the terms and subject to the conditions set forth in the Indenture.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, without limitation, the Indenture, the Supplemental Indenture, the form of Exchange Notes and the form of guarantee to be endorsed on the Exchange Notes by the

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Guarantors, the resolutions adopted by the Board of Directors of the Company on
May 10, 2004, and the resolutions adopted by the Boards of Directors of each of the Delaware Guarantors (as such term is defined below) on May 10, 2004, in respect of the due authorization of the Supplemental Indenture and the guarantee to be endorsed on the Exchange Notes by the Delaware Guarantors.

     Based on the foregoing, we are of opinion as follows:

     1. The Supplemental Indenture has been duly authorized, executed and delivered by the Company and each of the Guarantors listed on Schedule A hereto (the "Delaware Guarantors"). Assuming due authorization, execution and delivery thereof by the parties thereto (other than the Company and the Delaware Guarantors), the Supplemental Indenture constitutes a legal, valid and binding obligation of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

     2. The Exchange Notes, when executed, issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Original Notes, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 2, we have assumed, with your consent, that the form of the Exchange Notes will conform to that included in the Indenture and that the Exchange Notes have been duly authorized by the Company.

     3. The guarantee to be endorsed on the Exchange Notes by each Delaware Guarantor has been duly authorized by such Delaware Guarantor. When the Exchange Notes have been executed, issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Original Notes, the guarantee to be endorsed on the Exchange Notes will constitute a legal, valid and binding obligation of the Guarantors thereof, enforceable against each such Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 3, we have assumed, with your consent, that the form of the guarantee to be endorsed on each Exchange Note will conform to that included in the Indenture, that the Exchange Notes have been duly authorized by the Company and

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that the guarantee to be endorsed on the Exchange Notes has been duly authorized by the Guarantors (other than the Delaware Guarantors).

     We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

     In rendering this opinion, we have assumed, without independent investigation, the correctness of, and take no responsibility for, the opinions of even date herewith, as to all matters of law covered therein with respect to Canadian law by Baker & McKenzie LLP, Toronto, Ontario, Canada; with respect to Michigan law by Dykema Gossett PLLC, Detroit, Michigan; with respect to Minnesota law by Malkerson Gilliland Martin LLP, Minneapolis, Minnesota; with respect to Ohio law by Frost Brown Todd LLC, Cincinnati, Ohio; with respect to Illinois law by Foley & Lardner LLP, Chicago, Illinois; and with respect to Dutch law by Stibbe P.C., New York, New York.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.



                                Very truly yours,



Milacron Inc.
     2090 Florence Avenue
         Cincinnati, OH 45206


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                                   SCHEDULE A

Delaware Guarantors

Milacron International Marketing Company
Pliers International, Inc.
Milacron Resin Abrasives Inc.
D-M-E Company
D-M-E Manufacturing Inc.
Uniloy Milacron Inc.
Cimcool Industrial Products Inc.
Milacron Plastics Technologies Group Inc.